Exhibit 10(o)

December 26, 2003

Mr. Michael B. Allen

[Home Address]

Dear Mike:

As of December 31, 2003, your position with R.R. Donnelley & Sons Company (the “Company”) has been eliminated, and you will receive workforce reduction benefits under the terms of the Company Separation Pay Plan. You have previously been furnished with materials explaining those benefits and the release relating thereto, and this letter is intended only to clarify or supplement certain provisions of those materials.

In addition to standard workforce reduction pay continuation, COBRA continuation and outplacement services, you will have the following rights in connection with your termination of employment:

In accordance with the terms of agreements covering your option grants, you will be allowed to exercise the grants or portions of grants that are vested on December 31, 2003. Any vested grant, other than a grant dated March 23, 1995 for 100 shares (“Broad-based Grant”), will be exercisable for the period ending 90 days from December 31, 2003. The Broad-based Grant shall be exercisable in accordance with its terms. Any option grant or portion of any option grant unvested at December 31, 2003, as well as restricted stock awards made to you on each of July 22, 1999 and March 26, 2003, will be cancelled.

At the time as payout is made to other executives of the Company, you will be paid any amount actually earned under the 2001 Senior Management Long Term Incentive Award made on January 25, 2001. The payout will be made to you in the same proportion of stock and cash as is designated by the Human Resources Committee of the Board of Directors of the Company for payouts to other executives. The 2003 Senior Management Long Term Incentive Award made to you on January 23, 2003, will be cancelled and you will have no further rights under such award.

You will be paid, either in conjunction with your regular pay for December 31, 2003, or within thirty days thereafter, for all vacation days accrued and untaken as of December 31, 2003 (including banked amounts), and no further vacation will accrue.

At the time provided for in the Annual Management Incentive Plan for 2003, the Company will pay you your 2003 plan year bonus, if any is earned, in accordance with the funding and payout mechanisms specified in the plan and based on the

December 26, 2003

assumption that you successfully completed 100% of your OGSMs with a “meets expectations” performance rating.

In connection with your position, you had certain sums available for reimbursement of expenses incurred by you for financial planning. If you have incurred any financial planning expenses during 2003 for which you have not yet sought reimbursement and for which funds are available in your financial planning account, you are free to seek reimbursement from the Company from such account provided you furnish copies of receipts to the Company on or prior to February 28, 2004. To the extent you do not seek reimbursement prior to February 28, 2004, the balance in your account will be cancelled and no longer available to you.

The Company will reimburse you for up to $20,000 in legal fees incurred by you in consulting with an attorney surrounding the terms and conditions of your termination of employment. Please furnish receipts as soon as they are available.

You will be reimbursed for all expense account records and vouchers relating to your employment with the Company within thirty (30) days of receipt.

To the extent that in connection with outplacement services provided to you (described in materials you have received), you are given equipment (such as computers, printers, and similar devices) and your retention of such equipment following the termination of outplacement services does not result in additional expense to the Company beyond that paid for the services themselves, you will be entitled to retain such equipment for your own use.

The payments and benefits described in this paragraph shall be subject to withholding taxes to the extent required by law.

On October 6, 1985, you signed an Agreement Regarding Confidential Information, Intellectual Property, and Non-Solicitation of Employees, a copy of which is attached hereto as Exhibit A. You understand that you are expected to abide by the terms of that Agreement. You also understand that you remain bound by any agreement signed relating to any credit card issued to you as a Company employee.

The Company acknowledges that you have returned keys, credit cards, ID cards, computers or other work-related equipment furnished to you during the course of your employment. All software programs and files belonging to the Company, if any remain in your possession, should be returned to the Company.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ MONICA M. FOHRMAN